NOVASTAR LONG TERM INCENTIVE PLAN

Effective as of January 1, 2006

Purpose

The purpose of the NovaStar Employee Long Term Incentive Plan (the “Plan”) is to maximize the Company’s performance over the long term by aligning the interest of the Company’s stockholders with incentive compensation payable to eligible key employees. The Plan accomplishes this purpose by:

•	Aligning a key employee’s long-term compensation opportunity with the value of NovaStar stock. A key employee’s award potential will increase as share value rises.
•	Ensuring a key employee’s long-term compensation is competitive with the marketplace.
•	Attracting, retaining and motivating qualified individuals.
•	Aligning key employee compensation with the business metrics that drive shareholder value.

NovaStar Compensation Philosophy

NovaStar believes that incentive pay should be structured to:

•

Help attract and retain qualified motivated individuals who will provide the leadership required to achieve our strategic goals, which includes sustaining long-term value-based growth for our stockholders.

•	Link management’s compensation to NovaStar’s profitability and stock price.
•

Encourage stock ownership among management and all employee levels. A significant percentage of total key employee compensation should be provided through incentive equity compensation that aligns management’s interest with the Company’s stockholders.

•	Make a key employee’s personal net worth dependent on appreciation in the value of NovaStar stock over the long-term.

Eligibility

Individuals eligible for awards under the Plan include employees with titles of vice president and above. Upon the recommendation of the CEO and other executive staff, the Compensation Committee may expand eligibility under the Plan to other key employees.

Required Employment

To receive a stock award, an employee must be employed by NovaStar on the date the stock award is granted, except as otherwise required by applicable law.

Stock-Based Incentive Awards

Long term incentive awards normally will consist of stock options and time-vested restricted stock awards. The Compensation Committee may also grant stock awards for those years in which NovaStar’s performance is extraordinary or for other business purposes (including, for example, to address unique employee retention issues).

All such stock-based awards will be issued pursuant to the terms of the NovaStar Financial, Inc. 2004 Incentive Stock Plan and an award agreement granted thereunder. The Compensation Committee will determine each year:

•	The number of shares to be awarded to each key employee;
•	The type of awards granted (e.g., stock options, restricted stock, etc.) ; and
•	Any performance or other conditions and limitations that may apply with respect to such awards.

The following table summarizes the types of awards normally granted under the Plan. The actual type and form of award for any given year may be different than shown below.

NovaStar Long Term Incentive Plan
Feature	Non-qualified Stock Options	Time-vested Restricted Stock
Objective	• Help drive stock value • Provide ongoing source of earnings based on share value	• Help retain key employees for long term • Link long-term performance to share value
% of Your Total Award	Determined annually by the Compensation Committee (normally targeted at 50% of total stock award)	Determined annually by the Compensation Committee (normally targeted at 50% of total stock award)
When Shares Are Granted and How Many	• Annually • Number of stock options will be determined by the Compensation Committee	• Annually • Number of restricted shares will be determined by the Compensation Committee
Vesting – When You Own Your Shares	• Stock options vest (i.e., may be exercised) at a rate of 25% each year • 100% vested after four years	• The restricted shares vest after 5 years from the date of grant • If an employee terminates employment before the shares are vested, the shares will be forfeited
Dividends (and Dividend Equivalents)	• Dividend equivalents (DERs) will be paid at the same time dividends are paid to shareholders	• Dividends on restricted shares will be paid at the same time dividends are paid to shareholders

2

Exercising Your Right to Buy Shares

•  Employees may exercise their stock options after they become vested

•  The “strike price” will be determined at the date of grant but may not be less than 100% of the fair market value on the date of grant

•  Options may be exercised for up to 10 years following date of grant

The restricted shares will be subject to a risk of forfeiture until the employee’s vesting date
Selling Your Shares	Subject to the Company’s trading policies, option shares may be sold at any time once they are exercised	Subject to the Company’s trading policies, shares may be sold at any time once they are vested
Taxation	Subject to income taxes in the year in which the stock option is exercised	Subject to income taxes during the year the restricted shares become vested (unless a deferral election is timely made)
Deferral of Awards	Stock options gains may not be deferred

•  An employee may elect to defer taxation of his restricted stock awards by making a deferral election at least 12 months in advance of the scheduled vesting date

•  The employee must designate a “payment date” that is at least 5 years after the date the restricted shares would have vested absent a deferral election

•  Unrestricted shares will be delivered to the employee upon the elected “payment date” or, if earlier, termination of employment due to death, disability or a change in control

Voting Rights	Employee does not have voting rights until the option is exercised	Employee has voting rights once the restricted shares are granted.

3

Performance Criteria

With respect to performance-based stock awards, the performance measures that may be used by the Compensation Committee for such awards shall be based on any one or more of the following, as selected by the Compensation Committee: revenue; revenue per employee; GAAP earnings; taxable earnings; GAAP or taxable earnings per employee; GAAP or taxable earnings per share (basic or diluted); operating income; total stockholder return; dividends paid or payable; market share; profitability as measured by return ratios, including return on revenue, return on assets, return on equity, and return on investment; cash flow; or economic value added (economic profit); and such criteria generally must be specified in advance and may relate to one or any combination of two or more corporate, group, unit, division, affiliate, or individual performances.

For awards intended to be “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, the grant of the awards, the establishment of the performance measures, and the certification that the performance goals were satisfied shall be made during the period and in the manner required under Section 162(m).

About the Federal Income Tax Consequences to Employees

The following is a brief summary of the principal U.S. federal income tax consequences, based on current federal income tax laws, of the issuance and exercise of awards under the Plan. This summary is not intended to be exhaustive and does not describe state, local, or foreign tax consequences. Each employee is strongly urged to consult their tax advisors regarding the federal, state, local or other tax consequences of the receipt awards.

Non-Qualified Options (NQSO). No taxable income will be recognized by an employee upon the grant of an NQSO. Upon exercise, however, the employee will generally recognize ordinary income (that will be included on the employee’s W-2) in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. The employee will have a basis in such stock in an amount equal to such fair market value. If the exercise price of a NQSO is paid by the employee tendering existing, unrestricted shares of Company common stock, such tender should be treated as a deemed surrender of the existing shares in exchange for an equivalent number of new shares of Company common stock. Upon such deemed exchange, the employee should not recognize gain or loss on the shares deemed surrendered but will recognize ordinary income on the amount by which the value of the new shares received exceeds the value of the existing shares tendered in exchange. If the employee of a NQSO pays the exercise price by surrendering other NQSOs, the employee will have ordinary income in the amount of the total value of the new shares received. The employee will take a basis in any new shares received on exercise of a NQSO equal to the fair market value of such shares on the date of exercise.

Upon subsequent sale of any shares of common stock acquired pursuant to the exercise of a NQSO, an employee will have capital gain or loss equal to the difference between the amount realized upon such sale and the employee’s adjusted tax basis in the shares of common stock. Such gain or loss will be capital gain or loss and will be long term if the shares of common stock have been held for more than one year form the date the option is exercised.

Dividend Equivalent Rights (DERs). No taxable income will be recognized by an employee upon the grant of a DER. Rather, such income will be recognized when the employee receives cash or other property, if any, pursuant to such DER. Such income will be subject to tax at ordinary income rates and will be included in their W-2 for the year in which the payment is received. It should be noted that

4

payments made under DERs are considered compensation income and not dividends for tax purposes, and are not eligible for the lower tax rate on qualifying dividend income.

Restricted Stock Awards. No taxable income will be recognized by an employee for restricted stock awards until the taxable year in which the common stock that is the subject of such grant becomes transferable or is no longer subject to forfeiture (the “vesting date”). At such time, the employee will realize income equal to the then fair market value of the stock on the vesting date of the shares received pursuant to such grant. Any such income will be subject to tax at ordinary income rates and such income will be included in an employee’s W-2 in the year the restricted stock vests.

Alternatively, an employee may elect under Section 83(b) of the Code within 30 days of the date of receipt of such restricted stock grant to treat such grant as fully vested on the grant date. If a Section 83(b) election is made, the employee will include in income on the date of such grant an amount equal to the fair market value of the common stock received. There are significant tax issues and risks associated with making a Section 83(b) election and we strongly urge each employee to seek advice from their personal tax advisor before making such election.

An employee generally will have a tax basis in any shares of common stock received that is equal to the amount, if any, included in income as described above. If shares are then sold after the vesting date, the holding period to determine whether the employee has long-term or short-term capital gain or loss begins with the vesting date, unless the employee has made a Section 83(b) election, in which case such employee’s holding period begins on the original date of the restricted stock grant.

Dividend payments received on restricted stock that has not yet vested are taxable as ordinary income in the year received and will be subject to withholding taxes and included in the employee’s W-2 for that year.

Additional Welfare Benefits

In addition to stock-based awards, key employees may be eligible for supplemental executive life insurance (three times annual base), supplemental disability (maximum of $16,500 per month), executive financial planning ($5,000 annual benefit), and executive physicals.

Amendment or Termination

The Plan may be modified or terminated at any time by the Compensation Committee. This document does not provide a guarantee of participation or pay-out. Furthermore, this document does not establish a contract of employment between the Company and any employee, nor does it establish a guarantee of employment for any specific period of time.

5